UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

                         TITANIUM ASSET MANAGEMENT CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                COMMON STOCK, PAR VALUE $0.0001 ("COMMON STOCK")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                       N/A
                      -------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which the Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 pages

CUSIP NO. N/A

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).
     Clal Finance Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  20,970,800 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        20,970,800 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     20,970,800 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     66.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     CO
--------------------------------------------------------------------------------

*See Item 4. Includes Warrants exercisable into 10,485,400 shares of Common
Stock.

** Based on 31,549,618 shares of Common Stock (including 612,716 shares of restricted stock) outstanding as of November 12, 2008 (as reported in the Issuer's Form 10Q filed with the Securities and Exchange Commission ("SEC") on November 13, 2008).


                               Page 2 of 12 pages

CUSIP NO. N/A

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).
     Clal Insurance Enterprises Holdings Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  20,970,800 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        20,970,800 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     20,970,800 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     66.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     CO
--------------------------------------------------------------------------------

*See Item 4. Includes Warrants exercisable into 10,485,400 shares of Common
Stock.

** Based on 31,549,618 shares of Common Stock (including 612,716 shares of restricted stock) outstanding as of November 12, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 13, 2008).


                               Page 3 of 12 pages

CUSIP NO. N/A

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).
     IDB Development Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  20,970,800 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        20,970,800 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     20,970,800 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     66.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     CO
--------------------------------------------------------------------------------

*See Item 4. Includes Warrants exercisable into 10,485,400 shares of Common
Stock.

** Based on 31,549,618 shares of Common Stock (including 612,716 shares of restricted stock) outstanding as of November 12, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 13, 2008).


                               Page 4 of 12 pages

CUSIP NO. N/A

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).
     IDB Holding Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  20,970,800 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        20,970,800 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     20,970,800 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     66.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     CO
--------------------------------------------------------------------------------

*See Item 4. Includes Warrants exercisable into 10,485,400 shares of Common
Stock.

** Based on 31,549,618 shares of Common Stock (including 612,716 shares of restricted stock) outstanding as of November 12, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 13, 2008).


                               Page 5 of 12 pages

CUSIP NO. N/A

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).
     Nochi Dankner
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  20,970,800 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        20,970,800 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     20,970,800 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     66.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     IN
--------------------------------------------------------------------------------

*See Item 4. Includes Warrants exercisable into 10,485,400 shares of Common
Stock.

** Based on 31,549,618 shares of Common Stock (including 612,716 shares of restricted stock) outstanding as of November 12, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 13, 2008).


                               Page 6 of 12 pages

CUSIP NO. N/A

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).
     Shelly Bergman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  20,970,800 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        20,970,800 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     20,970,800 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     66.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     IN
--------------------------------------------------------------------------------

*See Item 4. Includes Warrants exercisable into 10,485,400 shares of Common
Stock.

** Based on 31,549,618 shares of Common Stock (including 612,716 shares of restricted stock) outstanding as of November 12, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 13, 2008).


                               Page 7 of 12 pages

CUSIP NO. N/A

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).
     Ruth Manor
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  20,970,800 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        20,970,800 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     20,970,800 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     66.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     IN
--------------------------------------------------------------------------------

*See Item 4. Includes Warrants exercisable into 10,485,400 shares of Common
Stock.

** Based on 31,549,618 shares of Common Stock (including 612,716 shares of restricted stock) outstanding as of November 12, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 13, 2008).


                               Page 8 of 12 pages

CUSIP NO. N/A

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).
     Avraham Livnat
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  20,970,800 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        20,970,800 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     20,970,800 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     66.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     IN
--------------------------------------------------------------------------------

*See Item 4. Includes Warrants exercisable into 10,485,400 shares of Common
Stock.

** Based on 31,549,618 shares of Common Stock (including 612,716 shares of restricted stock) outstanding as of November 12, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 13, 2008).


                               Page 9 of 12 pages

ITEM 1.

(a)  Name of Issuer:

     TITANIUM ASSET MANAGEMENT CORP. (the "Issuer").

(b)  Address of Issuer's Principal Executive Offices:

     777 E. Wisconsin Avenue, Milwaukee, Wisconsin, 53202-5310

ITEM 2.

(a)  Name of Person Filing:

     This Statement is filed by:

     (1)  Clal Finance Ltd.

     (2)  Clal Insurance Enterprises Holdings Ltd.

     (3)  IDB Development Corporation Ltd.

     (4)  IDB Holding Corporation Ltd.

     (5)  Mr. Nochi Dankner

     (6)  Mrs. Shelly Bergman

     (7)  Mrs. Ruth Manor and

     (8)  Mr. Avraham Livnat

     The foregoing entities and individuals are collectively referred to as the "Reporting Persons" in this Statement.

     (1) Clal Finance Ltd., an Israeli public corporation ("Clal Finance"), is a majority owned subsidiary of Clal Insurance Enterprises Holdings Ltd., an Israeli public corporation ("Clal"). Clal Finance is the beneficial owner of an aggregate of 20,970,800 shares of Common Stock (the "Issuer Shares"). By reason of Clal's control of Clal Finance, Clal may be deemed to be the beneficial owner of, and to share the power to vote and dispose of, the Issuer Shares owned beneficially by Clal Finance. See Item 4.

     (2) Clal is a majority owned subsidiary of IDB Development Corporation Ltd., an Israeli public corporation ("IDB Development"). By reason of IDB Development's control of Clal, IDB Development may be deemed to be the beneficial owner of, and to share the power to vote and dispose of, the Issuer Shares owned beneficially by Clal. See Item 4.

     (3) IDB Development is a majority owned subsidiary of IDB Holding Corporation Ltd., an Israeli public corporation ("IDB Holding"). By reason of IDB Holding's control (through IDB Development) of Clal, IDB Holding may be deemed beneficial owner of, and to share the power to vote and dispose of, the Issuer Shares owned beneficially by Clal. See Item 4.

     (4) Mr. Nochi Dankner, Mrs. Shelly Bergman, Mrs. Ruth Manor and Mr. Avraham Livnat may, by reason of their interests in, and relationships among them with respect to, IDB Holding, be deemed to control the corporations referred to in paragraphs (1) - (3) above. By reason of the control of IDB Holding by Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat, and the relations among them, Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat may each be deemed beneficial owner of, and to share the power to vote and dispose of, the Issuer Shares owned beneficially by Clal. See Item 4.

(b)  Address of Principal Business Offices or, if none, Residence:

Clal Finance Ltd. - 37 Menachem Begin Street, Tel-Aviv 65220, Israel

Clal Insurance Enterprises Holdings Ltd. - 48 Menachem Begin Street, Tel-Aviv 66180, Israel

IDB Development Corporation Ltd. - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel

IDB Holding Corporation Ltd. - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

Mr. Nochi Dankner - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

Mrs. Shelly Bergman - 9 Hamishmar Ha'Ezrachi Street, Afeka, Tel Aviv 69697, Israel.

Mrs. Ruth Manor - 26 Hagderot Street, Savyon 56526, Israel.

Mr. Avraham Livnat - Taavura Junction, Ramle 72102, Israel.


                               Page 10 of 12 pages

(c)  Citizenship:

     Citizenship or place of organization of all Reporting Persons, as the case may be, is Israel.

(d)  Title of Class of Securities:

     Common Stock, par value $0.0001 per share (the "Common Stock").

(e)  CUSIP Number:

     N/A

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable.

ITEM 4. OWNERSHIP

     Of the 20,970,800 shares of Common Stock reported in this Statement as beneficially owned by Clal Finance, 10,485,400 are Warrants which are exercisable into 10,485,400 shares of Common Stock, all of which are held for Clal Finance's own account.

     This Statement shall not be construed as an admission by the Reporting Persons (other than Clal Finance) that they are the beneficial owners of the 20,970,800 shares covered by this Statement.

     Except as set forth above, see items 5-11 of the cover pages hereto for beneficial ownership, percentage of class and dispositive power of the Reporting Persons, which are incorporated herein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [_].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.

ITEM 10. CERTIFICATIONS

     Not Applicable.


                               Page 11 of 12 pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2009

                                   CLAL FINANCE LTD.
                                   CLAL INSURANCE ENTERPRISES HOLDINGS LTD.
                                   IDB DEVELOPMENT CORPORATION LTD.
                                   IDB HOLDING CORPORATION LTD.
                                   NOCHI DANKNER
                                   SHELLY BERGMAN
                                   RUTH MANOR
                                   AVRAHAM LIVNAT

                                   BY: CLAL FINANCE LTD.

                                   BY: /s/ Yehoshua Abramovich   /s/ Yoram Naveh
                                   ---------------------------------------------
                                   Yehoshua Abramovich and Yoram Naveh,
                                   authorized signatories of CLAL FINANCE LTD.,
                                   for itself and on behalf of Clal Insurance
                                   Enterprises Holdings Ltd., IDB Development
                                   Corporation Ltd., IDB Holding Corporation
                                   Ltd., Nochi Dankner, Shelly Bergman, Ruth
                                   Manor and Avraham Livnat, pursuant to
                                   agreement annexed as Exhibit 1 to this
                                   Schedule 13G.


                               Page 12 of 12 pages